Exhibit 99.1

Akorn to Acquire VersaPharm for $440 Million

- Increases presence in the highly attractive niche dermatology market -

- Adds $90 - 100 million in annual revenues -

- Immediately accretive to earnings -

LAKE FOREST, Ill.--(BUSINESS WIRE)--May 9, 2014--Akorn, Inc. (NASDAQ: AKRX) today announced that it has entered into a definitive agreement to acquire VPI Holdings Corp., the parent company of VersaPharm Incorporated, for $440 million in cash.

VersaPharm, a privately-held developer and marketer of multi-source prescription pharmaceuticals, has a focus in the niche therapeutic categories of dermatology, tuberculosis and hemophilia. VersaPharm has built a robust pipeline of over 20 products, including 11 ANDAs filed with the FDA, with an addressable IMS market value of over $700 million. VersaPharm’s expertise in developing topical products complements Akorn’s recently acquired manufacturing platform through the merger with Hi-Tech Pharmacal.

This acquisition is expected to add $90 to $100 million in annual revenues and $0.10 to $0.12 in earnings per share, excluding new pipeline launches, deal amortization and acquisition-related expenses. Akorn intends to fund the transaction through approximately $445 million in term loan borrowings. Fully committed financing for the transaction has been provided by JPMorgan Chase Bank, N.A.

Raj Rai, Akorn’s Chief Executive Officer, commented, “This acquisition is a highly strategic fit with the recently acquired Hi-Tech platform as well as Akorn’s focus on niche dosage forms. Our acquisition strategy will have resulted in doubling our revenues and product portfolio in a short period of time. With this acquisition we have further diversified our portfolio. We are also very excited about VersaPharm’s robust pipeline that will further accelerate our Company’s long-term growth opportunities.”

VersaPharm’s Chief Executive Officer, Kevin Connelly, commented, “With the support of our equity partner, Tailwind Capital, and through the efforts of our dedicated employees, VersaPharm has generated exceptional growth since we acquired the Company in 2007. Akorn is a great fit for VersaPharm to realize the full potential of our dermatology-focused product pipeline and continue to meet the needs of our customers. We look forward to working with Raj Rai and his team to support the success of the combined entity.”

The acquisition will be subject to customary conditions, including termination of the waiting period under the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Pending the satisfaction of such customary conditions, Akorn anticipates closing the transaction in the third quarter of 2014.

J.P. Morgan Securities LLC is acting as exclusive financial advisor and Kirkland & Ellis LLP is acting as legal advisor to Akorn in connection with this transaction. BMO Capital Markets Corp. is acting as exclusive financial advisor and Kelley Drye & Warren LLP is acting as legal advisor to VersaPharm and Tailwind Capital in connection with this transaction.

Conference Call

Akorn will host a conference call, with supporting slides available via webcast, beginning at 11:00 a.m. Eastern Time on May 12, 2014 to discuss the proposed acquisition. The dial-in numbers to access the call are U.S./Canada 888-556-4997; International 719-325-2491. The Conference ID is 9739820. The slides can be accessed through the Investor Relations page of Akorn’s website at http://www.akorn.com/news.php, or at http://www.videonewswire.com/event.asp?id=99342. An on-line replay of the conference call will also be available online at the Investor Relations page of Akorn’s website for 30 days.

About Akorn, Inc.

Akorn, Inc. is a niche pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York and Paonta Sahib, India where the Company manufactures ophthalmic, injectable and niche, non-sterile pharmaceuticals. Additional information is available on the Company’s website at www.akorn.com.

About VersaPharm, Incorporated

VersaPharm, based in Marietta, Georgia, is a developer and marketer of generic pharmaceuticals to niche markets within the United States. The Company currently offers a diversified portfolio of generic pharmaceuticals covering a range of therapeutic categories and product formats. The Company maintains deep customer relationships and sells its products to major drug store chains, government entities, public health clinics, wholesale drug networks, managed care providers, hospitals and independent retail pharmacies. Additional information is available on the Company’s website at www.versapharm.com.

About Tailwind Capital

Tailwind Capital is a middle-market private equity firm investing in growth-oriented companies in healthcare and business and communications services. Tailwind Capital partners with management teams to build value through internal growth, acquisitions, and operational and strategic developments. The firm currently has over $1 billion under management. For further information, please visit: www.tailwind.com.

Forward Looking Statements

Certain statements in this press release are “forward-looking statements” under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on current expectations. However, actual results may differ materially from expectations due to the risks, uncertainties and other factors that affect our business and VersaPharm’s business. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the failure to satisfy conditions to completion of the Merger, including receipt of regulatory approvals; changes in the business or operating prospects of VersaPharm; our ability to obtain additional funding or financing to operate and grow our business; the effects of federal, state and other governmental regulation on our business; our ability to obtain and maintain regulatory approvals for our products; our success in developing, manufacturing, acquiring and marketing new products; the success of our strategic partnerships for the development and marketing of new products; our ability to successfully integrate acquired businesses and products; and the effects of competition from other generic pharmaceuticals and from other pharmaceutical companies. We provide additional information about these and other factors in the reports filed with the Securities and Exchange Commission, including, but not limited to, those described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in annual report on Form 10-K for the year ended December 31, 2013. Except as required by applicable law, we disclaim any obligation to update any forward-looking statement in this document, whether as a result of changes in underlying factors, new information, future events or otherwise.

CONTACT:
Investor Relations:
Alpha IR Group
Chris Hodges, 312-445-2870
or
At the Company:
Akorn, Inc.
Tim Dick, 847-279-6150 (Chief Financial Officer)